Exhibit 99.1

News Release

Invisa, Inc. Reports Year End 2005 Information

Sales and units sold for the year 2005 increased by 21% and 34%, respectively, over 2004.

Sarasota, FL February 21, 2006 - Invisa, Inc. (OTCBB:INSA) today announced that 2005 was our largest unit sales year to date. Sales and units sold for the year 2005 increased by 21% and 34%, respectively, over 2004. Our sales from units for the year 2005 totaled $239,285 on 754 units. For the year 2004 such sales totaled $197,484 on 561 units sold. We also achieved additional penetration into the valued safety market for our products. This penetration reflects a growing number of parking gate manufacturers promoting our SmartGate® brand safety products and integrating our products as original equipment into their parking gates. We also continued to implement our plans to launch our first security product in 2006.

Our successes in 2005 support our conviction that our InvisaShield® technology is highly unique and offers dynamic advantages to a broad range of potential product applications in a large number of diverse markets. As our products penetrate the safety market, they demonstrate the commercial viability and unique features of our InvisaShield technology. We are particularly excited about our technology’s ability to provide dependable and reliable sensing in virtually any environment and, when required, around and preceding moving objects.

2005 Highlights

Invisa’s progress in 2005 included advancing the goal of making our safety products a necessary part of the approximately 60,000 parking gates sold annually, and the estimated one million parking gates currently in-service. Some of these developments are highlighted below. Additionally, we continued to focus on our longer term goal of extending our success in the parking gate market into the broader powered barrier market which includes commercial and residential garage doors, slide and swing gates, automated doors and elevator doors. Our technology position in these markets was further strengthened by the addition of a second issued patent which protects inventions critical to our unique approach to safety.

As we entered 2005, the parking gate industry had not publicly acknowledged that unprotected parking gates present a significant risk to pedestrians. Nor had the industry acknowledged that additional safety equipment is necessary when pedestrians, children, bicyclists or motorcycles are present. In recent months, two highly respected gate manufacturers became our OEM customers and began integrating our SmartGate Safety System into their parking gates. Both of these manufacturers are considered leaders in technology and safety and we believe that they are leading an emerging industry-wide safety trend.

In the fourth quarter of 2005, Underwriters Laboratory (UL) completed preliminary evaluation of our safety products and indicated support for Invisa’s belief that the industry safety rules should address the significant risk that parking gates present to pedestrians. UL is responsible for the technical aspects of the industry safety standard known as UL Rule 325. While changing industry safety rules is challenging, we continue to focus our energies in this area as we feel that rules mandating safety equipment for pedestrians would have an enormous and immediate impact on our sales. We believe the increased involvement of powered gate and door manufacturers in the evaluation, promotion and sale of Invisa’s safety technology heralds the coming change in the safety standard.

During 2005, several domestic and international manufactures of commercial overhead doors evaluated our safety technology for potential integration into their door systems. As we enter 2006, we are committed to extending the reach of our safety products beyond parking gates into other powered closure markets.

Preparation for introduction of Invisa’s museum security product continued through-out 2005. Invisa’s development partners have provided performance and market input as they evaluate advanced proto-types of our security product. We plan to introduce our security product to the museum market in the second half of 2006. Additionally, we are committed to extending the reach of our planned security products beyond the museum market into the general security market.

We experienced some major management changes including the departure of our CEO in April 2005. While change is generally challenging at the time, it is also frequently necessary to support sustainable growth and development. We believe that our Company has never been better positioned to continue the momentum generated by the exciting developments our current management team achieved in the second half of 2005.

During 2005, we completed a one million dollar financing provided by an existing institutional financial partner and we finished the year with a strong cash position and virtually no debt or past due payables.

About Invisa
Invisa presence-sensing solutions serve the electronic life safety and security markets. Invisa's proprietary InvisaShield technology is based upon capacitive sensing and is resistant to known methods of circumvention without employing infrared, laser, ultrasound or microwave radiation. InvisaShield can detect intruders who violate a sensing zone ranging from millimeters up to 1 meter. Invisa's SmartGate® safety system generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures. For information about SmartGate® products or the patented InvisaShield® Technology, visit http://www.invisa.com or call 941-355-9361. A video of SmartGate in action can be viewed at the company Web site.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

Contact:

For Invisa Inc., Sarasota, FL
Rich Schineller
Ph: 941-918-1913
rich@prmgt.com